Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Announces Fourth Quarter and Annual Results for 2011

LAKELAND, Fla., March 1, 2012 — Publix’s sales for the fourth quarter of 2011, a 14-week period, were $7.2 billion, a 13.4 percent increase from last year’s $6.4 billion, a 13-week period. The additional week in the fourth quarter of 2011 increased sales by 7.6 percent. Comparable-store sales for the fourth quarter of 2011 increased 5.3 percent.

Net earnings for the fourth quarter of 2011 were $399.5 million, compared to $342.1 million in 2010, an increase of 16.8 percent. Earnings per share for the fourth quarter increased to $0.51 for 2011, up from $0.44 per share in 2010. Net earnings and earnings per share benefited from the extra week in the fourth quarter of 2011.

Publix’s sales for the fiscal year ended Dec. 31, 2011, a 53-week year, were $27.0 billion, a 7.3 percent increase from last year’s $25.1 billion, a 52-week year. The additional week in 2011 increased sales by 1.9 percent. Comparable-store sales for 2011 increased 4.1 percent.

Net earnings for 2011 were $1.5 billion, compared to $1.3 billion for 2010, an increase of 11.5 percent. Earnings per share increased to $1.90 for 2011, up from $1.70 per share in 2010. Net earnings and earnings per share benefited from the extra week in 2011.

These amounts are based on audited reports that were filed Feb. 29, 2012, with the U.S. Securities and Exchange Commission (SEC). The company’s annual report to the SEC, Form 10-K, is available on its website at www.publix.com/stock.

Effective March 1, 2012, Publix’s stock price increased $2.20 from $20.20 per share to $22.40 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m pleased that our strong operating performance and improvements in the stock market resulted in an increase in our stock price,” said Publix CEO Ed Crenshaw. “Our associate owners deserve the credit for these results as they continue to make us a leader in customer service.”

Publix is privately owned and operated by its 151,000 employees. Currently Publix has 1,049 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 15 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###